Exhibit 10.1
FIRST AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE — NET
FIRST AMENDMENT (“First Amendment”) made as of June 26, 2008, to that certain Standard Industrial/Commercial Multi-Tenant Lease — Net (“Lease”) dated for reference purposes only December 19, 2006, by and between SCIF Portfolio II, LLC, a California limited liability company (the “Lessor”) and Chromadex, Inc., a California corporation (the “Lessee”), for that certain approximate 7,536 square foot space (hereinafter the “Original Premises”) commonly known by the address 10005 Muirlands Blvd., Suite G, 1st Floor, and Suite K, 92618.
I. RECITALS
Lessor and Lessee, being parties to that certain Lease and Addendum dated December 19, 2006, hereby express their mutual desire and intent to expand the Original Premises and extend the Term of the Lease and to otherwise amend by this writing the terms, covenants and conditions contained in said Lease and Addendum. The terms, covenants and conditions set forth herein are intended to and shall have the same force and effect as if set forth at length in the body of the Lease and the Addendum. To the extent that any provisions of this Amendment are inconsistent with any provisions of the Lease and Addendum, the provisions of this Amendment shall supersede and control.
II. AMENDMENTS
1.2a PREMISES shall hereafter additionally provide as follows:
In addition to the Original Premises, there shall be added to the Lease additional premises in the Project (“Expansion Premises”), which Expansion Premises is that certain portion of the Project, including all improvements therein either existing or to be provided by Lessor, commonly known by the street address of 10005 Muirlands Blvd., Suite G, 2nd Floor, Irvine, California, 92618, as outlined on Exhibit A attached hereto and generally described as approximately a 5,150 square foot space, which together with the Original Premises shall constitute the expanded Premises (“Expanded Premises”). From and after the date hereof the Expanded Premises shall be deemed to contain a total of 12,686 square feet. For purposes of the Lease, all references in the Lease to Premises shall be deemed to mean the Expanded Premises.
1.2b PARKING shall hereafter additionally provide as follows:
In addition to the parking allocation of twenty-two (22) unreserved parking spaces for the Original Premises, the Expansion Premises shall be allocated sixteen (16) additional unreserved parking spaces so that the total of unreserved parking spaces for the Expanded Premises is thirty-eight (38) unreserved parking spaces.
1.3 TERM shall hereafter additionally provide as follows:
The Term for the Expansion Premises shall be five (5) years and zero (0) months, commencing January 1, 2009, and terminating December 31, 2013.
The Term for the Original Premises shall be extended to be coterminous with the Term for the Expansion Premises and shall terminate on December 31, 2013.
1.4 EARLY POSSESSION shall hereafter additionally provide as follows:
Upon the payment to Lessor by Lessee of all monies due upon the execution of this First Amendment to Lease, and upon presentation to Lessor of a certificate of insurance for all required Lessee insurance, Lessee may take possession of the Expansion Premises.

1.5 BASE RENT shall hereafter additionally provide as follows:
Lessee agrees to pay Lessor and Lessor agrees to accept $6,180.00 on a Net basis as initial Base Rent for the Expansion Premises, payable in advance on the first day of each month during the first year of the Term for the Expansion Premises as set forth in 1.3 above. Adjustments to the Base Rent for the Expansion Premises and the Original Premises shall be as set forth in amendments to Addendum Paragraph 50.1 below.
1.6 LESSEE’S SHARE OF COMMON AREA OPERATING EXPENSES shall hereafter additionally provide as follows:
For the Expanded Premises (i.e., the Original Premises and the Expansion Premises) Lessee’s Share of Operating Expenses shall be equal to twenty-five point zero four percent (25.04%). Such pro-rata share shall be billed and payable in estimated monthly installments and reconciled annually to actual expenses.
1.7c BASE RENT AND OTHER MONIES PAID UPON EXECUTION — SECURITY DEPOSIT shall hereafter additionally provide as follows:
Upon execution of this Amendment, Lessee shall pay Lessor the sum of six thousand one hundred eighty and 00/100ths dollars ($6,180.00) as Base Rent for the first month of Term of the Expansion Premises and nine hundred seventy eight dollars and 50/100th dollars ($978.50) for Lessee’s Share of Operating Expenses for the first month of the Term. Lessee shall also deposit with Lessor the sum of six thousand one hundred eighty and 00/100th Dollars ($6,180.00), which in addition to the $24,868.80 already on deposit with Lessor for the Original Premises, shall constitute the entire Security Deposit for the Expanded Premises. However the Security Deposit for the Original Premises shall continue to be reduced pursuant to Paragraph 5 of the Lease.
50.1 RENT ADJUSTMENTS — FIXED RENTAL ADJUSTMENTS shall hereafter additionally provide as follows:
The Base Rent for the Expanded Premises shall be increased to the following amounts on the dates set forth below:

January 1, 2010 — December 31, 2010	$6,437.50
January 1, 2011 — December 31, 2011	$6,695.00
January 1, 2012 — December 31, 2012	$6,952.50
January 1, 2013 — December 31, 2013	$7,210.00
Not withstanding anything contrary in the Lease, the Base Rent for the Original Premises shall be increased to the following amounts on the dates set forth below:

April 1, 2012 — March 31, 2013	$10,173.60
April 1, 2013 — December 31, 2013	$10,550.40
50.5 TENANT IMPROVEMENTS shall hereafter additionally provide as follows:
Lessee hereby accepts the Expansion Premises in their current “as is” condition and agrees that Lessor shall not be required to provide any improvement work or services related to the improvement of the Expansion Premises. Lessee shall construct Lessee’s Tenant Improvements, which shall be deemed Alterations and shall be constructed pursuant to the terms and conditions of Article 7.3 of the Lease and in accordance with Expansion Space Plan to be prepared by Tenant, subject to Landlord’s reasonable approval, and thereafter inserted as Exhibit “E” to the Lease. Lessee shall pay all costs and expenses incurred in connection with the design, permitting and construction of Lessee’s Tenant Improvements; provided, however, Lessor shall reimburse Lessee for up to $50,000 of the actual cost of constructing Lessee’s Tenant Improvement, which actual cost may include soft and hard costs (“Lessor’s Allowance”), upon receipt of paid invoices for the design, permitting and construction of Lessee’s Tenant Improvements, and mechanic lien releases reasonably acceptable to Lessor and any other documentation reasonable requested by Lessor. All such Lessee’s Tenant Improvement shall be completed to Lessor’s “building standard.”

51. OPTION TO EXTEND TERM shall hereafter additionally provide as follows:
Lessee shall have one (1) option to extend the original Term of this Lease for a five-year (5-year) period, with all terms and conditions of the Lease continuing in force and effect during the extended term other than the Base Monthly Rent, which shall be adjusted to then current “Fair Market Rental,” provided, however, that the rent payable during the first month of the option and every month thereafter shall in no event be less than the rent paid during the last month of the initial Term. (the “Option Rent”). “Fair Market Rental” shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” if applicable thereto), including all escalations, at which, as of the commencement of the option term, tenants are leasing non-sublease, non-encumbered, non-equity, non-renewal, non-expansion space comparable in size, location and quality to the Premises, for a term of five (5) years, in an arm’s length transaction, which comparable space is located in the Project, or, if there are not at least three (5) current comparable transactions in the Project, then in comparable buildings in Irvine, California, in either case taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by Lessee based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Lessee; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Option Rent, no consideration shall be given to (i) the fact that Lessor is or is not required to pay a real estate brokerage commission in connection with Lessee’s exercise of its right to lease the Premises during the Option Term or the fact that Lessors are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. Lessee shall deliver written notice to Lessor of its intention to exercise such option no less 180 days, nor more than 270 days, prior to the expiration of the original Lease term. Upon Lessee’s exercise of the option, Lessor shall deliver notice to Lessee of the Option Rent. If the Option Rent is based on the Fair Market Rental and if Lessor and Lessee disagree on the Fair Market Rental, and Lessor and Lessee fail to reach agreement within ten (10) business days following Lessee’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Paragraphs 50.2.1 through 5.2.7 below.
50.1.1 Lessor and Lessee shall each appoint one arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of industrial property in Commerce, California. The determination of the arbitrators shall be limited solely to the issue of whether Lessor’s or Lessee’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the definition of Fair Market Rental above. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.
50.1.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.
50.1.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Lessor’s or Lessee’s submitted Option Rent, and shall notify Lessor and Lessee thereof.
50.1.4 The decision of the majority of the three (3) arbitrators shall be binding upon Lessor and Lessee.
50.1.5 If either Lessor or Lessee fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Lessor and Lessee thereof, and such arbitrator’s decision shall be binding upon Lessor and Lessee.
50.1.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Paragraph 50.2.

50.1.7 The cost of the arbitration shall be paid by Lessor and Lessee equally.
EXHIBIT A — PREMISES shall hereafter additionally include the Expansion Premises, as per the revised Exhibit A to the Lease attached hereto.
EXHIBIT D — EXPANSION SPACE PLAN shall be inserted as Exhibit E to the Lease attached hereto.
III. INCORPORATION
Except as modified herein, all other terms and conditions of the Lease between the parties above described, as attached hereto, shall continue in full force and effect with respect both to the Original Premises and the Expanded Premises.
IN WITNESS WHEREOF, Lessor and Lessee have executed this Amendment to Lease as of the day and year first above written.

LESSOR:	SCIF PORTFOLIO II, LLC, a California limited liability company

By:	SCIF Partners II, LLC,
a Delaware limited liability company,
Managing Member

	By:	Southern California Industrial Fund, LLC,
a California limited liability company,
Managing Member

	By:	The Magellan Group, Inc.
a Delaware corporation,
Managing Member

By:	/s/ Martin Slusser Martin Slusser,
Chairman of the Board

By:	/s/ Kevin Staley Kevin Staley,
President

LESSEE:	CHROMADEX, INC., a California corporation

By:	/s/ Frank Jaksch Frank Jaksch